STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") is made and entered into this 13th day of October, 2017 ("Effective Date"), by and between Leading Testing Laboratories, LLC (Doing Business As "LTL Group"), a Texas limited liability company ("Buyer") with its office at 20823 Park Row Dr., Suite 28C, Katy TX 77449, and U.S. Gold Corp. ("Seller"), a Nevada corporation with its address at 1910 E. Idaho Street, Suite 102, Elko, Nevada 89801. Buyer and Seller are collectively referred to herein as the "Parties" or "Party" when referred to individually.

WHEREAS, the Seller is the sole record owners and holder of all of the issued and outstanding shares of the capital stock (hereinafter referred to as "Shares") of Dataram Memory (the "Corporation"), a Nevada corporation with an address at 777 Alexander Rd. Ste. 100, Princeton, NJ 08540.

WHEREAS, the Corporation has issued outstanding 1,000 shares of common stock, owned by Seller, which are 100% of the issued and outstanding shares of capital stock of the Corporation;

WHEREAS, Buyer desires to purchase the Shares from the Seller, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation's Shares aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE.

(a) Subject to the terms and conditions hereinafter set forth, at the closing, the Seller shall sell, convey, transfer, and deliver to the Buyer the Shares, and the Buyer shall purchase from the Seller the Shares in consideration of the purchase price set forth in this Agreement. The Seller represents and warrants that the certificate representing the Shares shall be duly endorsed and authorized for such transfer. The closing of the transactions contemplated by this Agreement (the "Closing"), shall be held at Sichenzia Ross Ference Kesner, LLP, 1185 Sixth Avenue, Suite 3700, New York, NY 10036 on or prior to 11:59 a.m., October 15, 2017 (the "Closing Date"), time being of the essence. Upon Buyer's full payment for the Shares on or before the Closing Date, Buyer shall obtain the full and complete ownership of the Corporation.

(b) As total consideration for the purchase and sale of the Shares, pursuant to this Agreement, the Buyer shall pay to the Seller the sum of Nine Hundred Thousand Dollars ($900,000.00), such total consideration to be referred to in this Agreement as the "Purchase Price". The Buyer and the Seller agree that the Purchase Prices is based on that as of the Closing Date, the net working capital of the Corporation will be greater than $250,000 as indicated in Exhibit G; and the Purchase Price shall be reduced by the

difference between the net working capital as of the Closing Date and the $250,000, provided the net working capital as of the Closing Date is less than $250,000.

The Purchase Price shall be paid as follows:

i) First Payment: Buyer and Seller acknowledge payment of a non-refundable $50,000 earnest money deposit paid by Buyer to the Seller pursuant to the Term Sheet dated September 25, 2017 constitutes part of the payment of the Purchase Price.

ii) Second Payment: Buyer and Seller acknowledge payment of the $250,000 to the escrow account as stipulated in the Escrow Agreement dated October 2, 2017 constitutes the part of the payment of the Purchase Price.

iii) Final Payment: The $600,000 to be paid by Buyer to the Seller on or before the Closing Date, provided, however, if the Closing Date is after October 15, 2017 as agreed by the Parties in writing after execution of this Agreement, the total purchase price shall be $1,000,000 and the Final Payment shall be adjusted to $700,000.

(c) To the extent that the net working capital (as set forth on Exhibit G) is less than $250,000 on the Closing Date, the foregoing subparagraph (b) provides for adjustment of the Purchase Price; and in the event that such net working capital is less than $250,000 on the Closing Date, Seller shall be responsible for payment of: (1) the salaries and benefits to employees for their services on and prior to the Closing Date; and (2) the fees of contractors and service providers for their services and products for all periods on and prior to the Closing Date, provided, however, that the sum of (A) all such required payments and (B) the actual amount of net working capital on the Closing Date, shall not exceed $250,000 in total.

2. REPRESENTATIONS AND WARRANTIES.

REPRESENTATIONS AND WARRANTIES OF THE SELLER. SELLER HEREBY MAKES THE FOLLOWING REPRESENTATIONS AND WARRANTIES TO THE BUYER (EACH OF THE REPRESENTATIONS AND WARRANTIES HEREIN IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION AND DISCLOSURES CONTAINED IN THE FILINGS AND REPORTS MADE BY THE SELLER PRIOR TO THE CLOSING DATE WITH THE SECURITIES AND EXCHANGE COMMISSION):

(a) Seller is a company duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to do business as a foreign corporation in the states of Pennsylvania and New Jersey and has the corporate power and authority to sell the Shares pursuant to this Agreement.

(b) Seller owns the Shares free and clear of all any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind.

(c) Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Seller's obligations hereunder. No consent, approval or agreement of any individual or entity is required to be obtained by the Seller in connection with the execution and performance by the Seller of this Agreement or the execution and performance by the Seller of any agreements, instruments or other obligations entered into in connection with this Agreement. Neither the Seller nor the Corporation is a party to any agreement, written or oral, creating rights in respect to the Corporation's Shares in any third person or relating to the voting of the Corporation's Shares.

(d) This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(e) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Seller's knowledge, threatened against the Seller or any of Seller's properties, that if unfavorably determined, would have a material adverse effect on the business or operations of the Corporation. There is no judgment, decree or order against the Seller that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(f) There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to the Seller's knowledge, threatened against the Seller or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to the Seller's knowledge, threatened against the Seller and/or the Corporation.

(g) No person is entitled to receive a finder's fee from Seller in connection with this Agreement as a result of any action taken by the Buyer or Seller pursuant to this Agreement, and Seller agrees to indemnify and hold harmless Buyer, its officers, directors and affiliates, in the event of a breach of the representation and warranty herein this Agreement. The representation and warranty herein this Agreement survive the Closing.

(h) To the best of its knowledge the material service contracts, insurance policies, purchase orders, and other on-going agreements and arrangements related to the operation of the Corporation will continue to remain valid and enforceable despite the change of ownership of the Corporation, except as otherwise set forth in any such agreement(s) that have been provided to Buyer or reviewed prior to the Closing Date.

(i) Seller has provided the Buyer with accurate, adequate and complete information and documents listed in Exhibit A as to the Corporation, its businesses, operations, finances, assets and liabilities, for Buyer to evaluate the value of the Corporation's Shares, Except as expressly disclosed in Exhibit A, to Seller's best knowledge, there has not been and there does not currently exist any condition or event or arrangement, and no condition or event or arrangement is reasonably expected to occur, that would, directly or indirectly, subject the Corporation to any material debts, liability, legal action, claim and government investigation arising out of or in connection with the operation of the Corporation.

(j) The Corporation's Financial Statements fairly present the Corporation's financial position of as of the respective dates thereof and the results of operations and cash flows of the Corporation during the periods covered thereby since October 31, 2016; The Corporation's Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis throughout the periods covered; The Corporation has filed with the appropriate taxing authorities all tax returns required to be filed by the Corporation and all such tax returns were correct and complete in all material respects and the Corporation has paid all taxes due and payable by it.

(k) The Corporation is, and at all times has been, in material compliance with all applicable laws and regulations applicable to Corporation, other than any laws or regulations that, individually or in the aggregate, would not have a material adverse effect on the business or operations of Corporation, taken as a whole.

(l) Except as expressly set forth on Exhibit B, to Seller' best knowledge, there has not been and there does not currently exist any condition or event or arrangement, and no condition or event or arrangement is reasonably expected to occur, that would subject, directly or indirectly the Corporation to any debts, liability, legal action, claim and government investigation arising out of or in connection with the operation of the Corporation, not previously disclosed to Buyer prior to the Closing Date.

(m) Prior to the Closing Date, Seller will use its best efforts to cause the management of the Corporation to conduct the business of the Corporation in the ordinary course consistent with current practice; Seller will cause the Corporation not to directly or indirectly engage in any material transaction (or in any series of transactions which, when taken together, are material) in respect of the Corporation that is outside the ordinary course of business;

(n) The Corporation has maintained and maintains in full force and effect all material licenses, certificates, and permits for its normal business operations, which, if unavailable, would have a material adverse effect on the business or operations of the Corporation.

(o) Since August 31, 2017, the date for the financial statements presented to the Buyer, until the Closing Date, there is no and shall not have occurred any Material Adverse Effect (as defined below). Material Adverse Effect means any event,

condition, change, occurrence, development, circumstance, effect or state of facts that, individually or in the aggregate: (a) prevents or would reasonable be expected to prevent Seller from consummating the transactions contemplated by this Agreement or performing its obligations under this Agreement, or (b) is or would reasonably be expected to be materially adverse to the assets, liabilities, properties, operations, business, condition (financial or otherwise) or results of operations of the Corporation, taken as whole.

(p) On the Closing Date upon payment of the Purchase Price to Seller by Buyer, Buyer shall acquire 100% of the total outstanding shares in the Corporation and 100% of the voting rights of the outstanding shares in the Corporation.

(q) Exhibit C contains a list of all the material assets of the Corporation; all of the assets including without limitation the equipment, machines, computers, systems, contents, vehicles, tools, parts, objects, and other tangible and intangible properties of the Corporation associated with Corporation's business operation are free and clear of all security interests, liens, encumbrances, and other charges except for such liens, encumbrances, and charges as have previously been disclosed to Buyer; all such assets, inventory and equipment are as is where is and Corporation makes no representation or warranty as to the condition of such assets, inventory and equipment and Buyer has made a complete and thorough due diligence investigation thereof and has determined that all of the assets, inventory and equipment are in good condition, functional and operational and suitable for the purposes of Buyer.

(r) The Corporation owns, is licensed under, or otherwise possesses legally enforceable rights to use all patents, trade secrets, inventions, trademarks, trade names, service marks, trade dress rights, Internet domain names, copyrights, and any applications and registrations therefore, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in and material to the business of the Corporation, as currently conducted. Exhibit D of this Agreement sets forth all United States patents, patent applications, trademark, service mark and copyright applications and registrations, and Internet domain name registrations owned by the Corporation.

(s) No claims with respect to (1) the right of the Corporation to use or to sell, license or make available to any person any products or services of the Corporation, or any of the patents, patent applications, registered and material unregistered trademarks, trade names, service marks, registered copyrights, and any applications therefore or trade secrets owned by the Corporation (collectively, the "Target Intellectual Property Rights"); or (2) Target Third-Party Intellectual Property Rights, are, to the actual knowledge of the Sellers, currently pending or threatened by any person against the Corporation, that if adversely determined could be material to the Corporation taken as a whole.

(t) Seller warrants and represents that (1) the Corporation has provided all material the information and documents related to the employment relationship and arrangement of all of the employees in the Corporation; and (2) All

employees' employment with the Corporation is at will and the Corporation can terminate the employment with anyone of the employees without cause, without compensation, at any time during such employment, except for those conditions listed in the employment agreements with Nicholas Bukaczyk and Virginia Barnila.

(u) Prior to the Closing Date, The Corporation has assumed the rights and obligations as stated in the Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations dated May 16, 2017 without additional terms conditions from any third party; and to the Corporation's knowledge, the Corporation owned by the Buyer after the Closing Date, will continue to successfully assume the rights and obligations as stated in the Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations dated May 16, 2017, without additional terms conditions from any third party on and following the Closing Date.

(v) To the extent permitted by applicable laws, the Seller, agrees, not to be involved in, directly or indirectly, any business activities that could compete with the business of the Corporation within three (3) years after the Closing Date in the state of Nevada, Pennsylvania, and New Jersey.

(w) As of September 30, 2017, the Corporation is not party to any litigation.

3. <u>REPRESENTATIONS AND WARRANTIES OF THE BUYER</u>. BUYER HEREBY MAKES THE FOLLOWING REPRESENTATIONS AND WARRANTIES TO THE SELLER AND CORPORATION:

(a) Buyer is a company duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to purchase the Shares pursuant to this Agreement.

(b) Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Buyer's obligations hereunder. No consent, approval or agreement of any individual or entity is required to be obtained by the Buyer in connection with the execution and performance by the Buyer of this Agreement or the execution and performance by the Buyer of any agreements, instruments or other obligations entered into in connection with this Agreement.

(c) This Agreement has been duly executed and delivered by the Buyer. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(d) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Buyer's knowledge, threatened against the Buyer or any of Buyer's properties, that if unfavorably determined, would have a material adverse effect on the business or operations of the Buyer. There is no judgment, decree or order against the Buyer that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(e) There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to the Buyer's knowledge, threatened against the Buyer or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to the Buyer's knowledge, threatened against the Buyer.

(f) No person is entitled to receive a finder's fee from Buyer in connection with this Agreement as a result of any action taken by the Buyer or Seller pursuant to this Agreement, and Buyer agrees to indemnify and hold harmless Seller, its officers, directors and affiliates, in the event of a breach of the representation and warranty. This representation and warranty shall survive the Closing.

4. Conditions for Closing.

Seller and Buyer agree that the Closing must be conditioned upon the occurrence of all the events as follows:

(1) Retention of Employees: None of the material employees identified as such in Exhibit E (exclusive of David Moylan and Anthony Lougee) shall have ceased to be employed by the Corporation, or shall have expressed an intention to terminate his or her employment with the Corporation or to decline to accept employment with the Buyer, prior to the Closing; and not more than 10% of the individuals identified in Exhibit F shall have ceased to be employed by the Corporation or shall have expressed an intention to terminate their employment with the Corporation or to decline to accept employment with the Buyer, prior to the Closing.

(2) Each of the representations and warranties made by Seller in this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date.

(3) Seller, and the Corporation shall have performed each of its obligations required to be performed by it under this Agreement.

(4) From the date of this Agreement to the Closing Date, there has not been any material adverse change in the business, financial condition or results of operations of the Corporation, taken as a whole.

5. CLOSING

(i) At Closing, Buyer shall pay the Purchase Price to Seller and Seller shall provide Buyer with:

(a) a duly executed written consent of the shareholder and directors of the Corporation approving the sale of the Shares to the Buyer and the consummation of the transactions contemplated herein;

(b) written resignations of the director(s) of the Corporation existing immediately prior to the Closing;

(c) certificate of good standing of Corporation;

(d) all approvals and consents of the third parties on Seller' sales of Shares to Buyer, if any; and

(e) share certificate(s) evidencing the duly transfer of all the Shares into the name of Buyer.

(ii) At Closing, Seller shall and shall cause the Corporation to, execute all the documents and provide prompt assistance necessary for Buyer to change current signatory representing Corporation in the bank(s) and to appoint Buyer's representative as authorized signatory for Corporation in the bank(s) on the date of Closing.

8. MISCELLANEOUS.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the Agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

(b) Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(c) Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by

overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Subsection (c). Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery.

(d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. By execution and delivery of this Agreement, each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in the County of New York in the State of New York; (ii) irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made either (x) in the manner set forth in Section 8(i) of this Agreement (other than by telecopier), or (y) any other method of service permitted by law.

(e) Waiver of Jury Trial. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR ANY OTHER ACTION OR PROCEEDING WHICH MAY ARISE OUT OF OR IN ANY WAY BE CONNECTED WITH THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS.

(f) Parties to Pay Own Expenses. Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

(g) Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

(h) Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(i) Facsimile and Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

(j) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(k) Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

(g) Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by all of the parties hereto, provided, however, upon such termination Buyer acknowledges shall not be entitled to return or repayment of the earnest money deposit.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLER:

______________________________	________________________
Edward M. Karr President and CEO	Date

BUYER

____	____________________
Paul Nie President	Date